As filed with the Securities and Exchange Commission on July 2, 2004

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE
SECURITIES ACT OF 1933

LodgeNet Entertainment Corporation

(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation or Organization)

46-0371161
(I.R.S. Employer Identification No.)

3900 West Innovation Street, Sioux Falls, SD	57107
(Address of Principal Executive Offices)	(Zip Code)

LodgeNet Entertainment Corporation
Stock Option Plan
(Full Title of the Plan)

Scott C. Petersen, Chief Executive Officer, LodgeNet Entertainment Corporation
3900 West Innovation Street, Sioux Falls, SD 57107
(Name and Address of Agent for Service)

(605) 988-1000
Telephone Number, Including Area Code, of Agent For Service

Copies to:

Mark S. Weitz, Esq.
Leonard, Street and Deinard Professional Association
150 South Fifth Street
Suite 2300
Minneapolis, Minnesota 55402
(612) 335-1500

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
		Maximum	Maximum
	Amount	Offering	Aggregate	Amount of
	to be	Price Per	Offering	Registration
Title of Each Class of Securities to be Registered	Registered (1)	Share (2)	Price (2)	Fee (2)

Common Stock	750,000	$17.12	$12,840,000	$1,626.83

(1)	Calculated pursuant to General Instruction E to Form S-8.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) by extension of Rule 457(h) and based upon the average of the high and low prices for such stock on the Nasdaq National Market on June 29, 2004.

The Registration Statement shall become effective upon filing in accordance with Rule 462 under the Securities Act of 1933.

PART II
SIGNATURES
Opinion/Consent of Leonard, Street and Deinard
Consent of PricewaterhouseCoopers LLP
Information Re: Consent of Arthur Anderson LLP

PART II

INTRODUCTORY STATEMENT

     This Registration Statement on Form S-8 is filed by LodgeNet Entertainment Corporation, a Delaware corporation, the Registrant, relating to 750,000 shares of its common stock, par value $.01 per share, issuable pursuant to the exercise of options granted to eligible persons pursuant to the Registrant’s Stock Option Plan.

INFORMATION REQUIRED BY GENERAL INSTRUCTION E TO FORM S-8

     This Registration Statement is being filed for the purpose of increasing the number of securities of the same class as other securities for which Registration Statements of the Registrant on Form S-8 relating to the same employee benefit plan are effective. The contents of the Registrant’s Registration Statements on Form S-8 (File Numbers 333-84974, 333-34160, and 333-75908) are incorporated in this Registration Statement by reference.

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 6. Indemnification of Officers and Directors.

     Section 102(b)(7) of the Delaware General Corporation Law, as amended, allows a corporation to include a provision in its certificate of incorporation limiting or eliminating the personal liability of directors of the corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director (a) breached his/her duty of loyalty to the corporation or its stockholders, (b) acted not in good faith or in knowing violation of a law, (c) authorized the payment of a dividend or approved a stock repurchase in violation of Delaware General Corporation Law or (d) obtained an improper personal benefit from a transaction.

     Section 145 of the Delaware General Corporate Law permits a corporation to indemnify a person who was or is a party or is threatened to be made a party to any threatened, pending or completed third party proceeding, other than an action by or in the right of the corporation, by reason of the fact that such person is or was a director, officer, employee or agent of the corporation against expenses including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding. The power to indemnify applies (a) if such person is successful on the merits or otherwise in defense of any action, suit or proceeding, or (b) if such person acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that such person’s conduct was unlawful. In a derivative action, i.e., one by or in the right of the corporation, the corporation is permitted to indemnify any of its directors or officers against expenses, including attorneys’ fees, actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, except that the corporation shall not indemnify such person if such person shall have been adjudged liable to the corporation, unless and only to the extent that the court in which such action or suit was brought shall determine upon application that such person is fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability. The rights granted under this section of the Delaware General Corporate Law are not exclusive of any other rights to which such person is entitled. The corporation may purchase and maintain insurance on behalf of such persons against any liability asserted against or incurred by such persons in any capacity as or arising out of such persons’ status as an director, officer, employee or agent of the corporation.

     Section 174 of the Delaware General Corporation Law provides, among other things, that all directors who willfully or negligently approve an unlawful payment of dividends or an unlawful stock purchase or redemption may be held liable for the full amount paid out in connection with these actions. A director who was either absent when the unlawful actions were approved or dissented at the time, may avoid liability by causing his or her dissent to these actions to be entered in the books containing the minutes of the meetings of the board of directors at the time the action occurred or immediately after the absent director receives notice of the unlawful acts. Any director against whom a claim is successfully asserted may recover contribution from any other directors who voted or concurred in the unlawful action.

     Article Seventh of the Registrant’s Restated Certificate of Incorporation, as amended, and Article 6 of the Registrant’s By-Laws provide for indemnification of the Registrant’s officers and directors to the fullest extent provided by the Delaware General Corporation Law and other applicable laws as currently in effect and as they may be amended in the future.

Item 8.	Exhibits

Exhibits	Description
5.1	Opinion of Leonard, Street and Deinard Professional Association

23.1	Consent of Leonard, Street and Deinard Professional Association (included in Exhibit 5.1)

23.2	Consent of PricewaterhouseCoopers LLP

23.3	Information Regarding Consent of Arthur Andersen LLP

24.1	Power of Attorney (included in signature page of this Registration Statement)

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sioux Falls, State of South Dakota on this 2nd day of July, 2004.

LODGENET ENTERTAINMENT CORPORATION (Registrant)
/s/ Scott C. Petersen
SCOTT C. PETERSEN
President, Chief Executive Officer and Chairman (Principal Executive Officer)

     KNOW ALL MEN BY THESE PRESENT, that each person whose signature appears below constitutes and appoints Scott C. Petersen and Gary H. Ritondaro, and each of them, his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date
/s/ Scott C. Petersen Scott C. Petersen	President and Chief Executive Officer (Principal Executive Officer), Chairman and Director	July 2, 2004
/s/ Gary H. Ritondaro Gary H. Ritondaro	Senior Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	July 2, 2004
/s/ R. Douglas Bradbury R. Douglas Bradbury	Director	July 2, 2004
/s/ Scott H. Shlecter Scott H. Shlecter	Director	July 1, 2004
/s/ Richard R. Hylland Richard R. Hylland	Director	July 2, 2004
/s/ R. F. Leyendecker R. F. Leyendecker	Director	July 1, 2004
/s/ Jarl Mohn Jarl Mohn	Director	July 1, 2004